Exhibit 99.1

Lincoln Educational Services Reports Third Quarter 2022 Results

Conference Call Today at 10 a.m. ET

PARSIPPANY, N.J., November 7, 2022 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported operating and financial results for the third quarter as well as recent business developments.

Third Quarter 2022 Financial Highlights and Recent Operating Developments

•	Revenue of $91.8 million
•	Net income of $3.5 million
•	Adjusted EBITDA* of $7.4 million
•	Earnings per share of $0.10
•	Cash of $69.6 million and debt free
•	Repurchased 668,440 shares of Company common stock for $4.2 million

*See Use of “Non-GAAP Financial Information” below.

“Our third quarter results were in line with our expectations, with our 3% revenue growth produced by our ability to generate a higher revenue per student.  The implementation of our new hybrid teaching model, which provides greater efficiencies by shortening the duration of certain programs, combined with selective tuition increases that aligned program cost with the value of our curriculum, allowed us to achieve this level of success” said Scott Shaw, President & CEO.

“During the quarter, we continued to invest in the various components of our growth strategy, including our new Atlanta campus and the centralizing of our financial aid process. These investments, along with wage and compensation inflation, did have an impact on our bottom-line during the period, but we remain solidly profitable.  Our financial performance combined with our very strong balance sheet enabled the Company to continue to execute our stock buyback program, repurchasing 668,440 shares of our common stock.”

“While enrollments and graduation rates remained strong across our campuses, we did experience the decline in student starts we expected during the third quarter.  Based on actual starts during October and our current outlook, we continue to expect fourth quarter student starts to increase compared to last year.”

“As we approach the end of the year, we are excited about the progress that has been made on the centralizing of our financial aid process, which we anticipate completing by year end, and the roll-out of our new hybrid teaching model, which we will continue to implement for the next 12 months.  Both initiatives will allow us to provide our students with a better overall educational experience while achieving greater efficiencies in our operations for 2023 and beyond.”

2022 THIRD QUARTER FINANCIAL RESULTS
(Quarter ended September 30, 2022 compared to September 30, 2021)

•
Revenue increased $2.7 million, or 3.1% to $91.8 million from $89.1 million in the prior year.  The revenue increase was driven by a 5.9% increase in average revenue per student which more than offset the 2.7% decline in the average student population.  The decline in average student population resulted from the reduction in student starts of 9.2%.  The higher revenue per student resulted from tuition increases combined with more efficient program delivery through the roll-out of the Company’s new hybrid teaching model.  The hybrid model delivers higher daily revenue rates in certain programs as their overall duration can be shortened.

•
Educational services and facilities expense increased $1.8 million, or 4.8% to $39.9 million from $38.1 million in the prior year.  Increased costs were primarily concentrated in instructional expense and facilities expense.  Instructional salaries increased due to higher staffing levels in addition to expenses incurred in connection with the transition to our new hybrid teaching model.  Facility expenses increased due to $0.8 million of additional rent expense associated with our Denver and Grand Prairie campuses incurred as a consequence of the sale leaseback transaction of such campuses consummated in the fourth quarter of 2021.

•
Selling, general and administrative expense increased $1.8 million, or 3.9% to $47.0 million from $45.2 million in the prior year.  The increase was driven by several factors including increased headcount, higher salaries, higher medical claims, severance expense to better align our cost structure in certain functions, additional spending for the centralization of financial aid expected to be completed by year-end, and one-time expenses in connection with growth initiatives.

RECENT BUSINESS DEVELOPMENTS

Opening of New Atlanta, Georgia Campus.  On June 30, 2022, the Company executed a lease for a 55,000 square foot facility to house our second Atlanta area campus.  The build out is advancing according to plan and during the third quarter the Company incurred approximately $0.1 million in capital expenditures, mostly relating to architectural fees and approximately $0.1 million in rent.  The contemplated opening remains on target for some time in the third quarter of 2023.

Share Repurchase Plan. On May 24, 2022, the Company announced that its Board of Directors authorized a share repurchase program of up to $30 million of the Company’s outstanding common stock.  During the third quarter, the Company repurchased 668,440 shares of its common stock for approximately $4.2 million.  Since the adoption of the plan, the Company has repurchased a total of 1,083,403 shares of its common stock for a total investment of approximately $6.7 million.

Closing of Somerville, Massachusetts Campus.  On November 3, 2022, the Board of Directors approved a plan to close the Somerville, Massachusetts campus.  The owner of the Somerville property has exercised an option to terminate the lease on December 8, 2023 and the Company has since determined not to pursue relocating the campus in this geographic region.  For the nine months ended September 30, 2022, campus revenues were $5.3 million, representing 2.1% of total revenues, with an operating loss of $0.2 million.  The Company has developed a plan to deliver instruction for approximately 300 students at the Somerville campus, which will be reported in the Transitional Segment beginning in the fourth quarter.  Total costs to close the campus including the teach-out will be approximately $2.0 million and should be completed by the end of 2023.

Termination of Prior Credit Agreement.  The Company terminated its existing Credit Agreement which had no outstanding borrowings on November 4, 2022.  Terminating this agreement provides the Company with greater flexibility to invest its significant cash balances in both growth initiatives and short-term investments to take advantage of the higher interest rate environment.  The Lender has agreed to allow the Company’s existing letters of credit to remain outstanding provided that they are cash collateralized.

THIRD QUARTER SEGMENT RESULTS
Transportation and Skilled Trades Segment
Revenue increased $2.4 million, or 3.7% to $67.3 million from $64.9 million in the prior year. Revenue increased due to the 4.9% increase in average revenue per student, driven by tuition increases and the greater efficiency through the hybrid delivery model as previously described in the overall Company results.

Adjusted EBITDA was $13.0 million compared to $13.5 million in the prior year. The current quarter includes $0.8 million of additional rent expense associated with our Denver and Grand Prairie campuses incurred as a consequence of the sale leaseback transaction of such campuses consummated in the fourth quarter of 2021.

Healthcare and Other Professions Segment
Revenue increased by $0.4 million, or 1.6% to $24.5 million from $24.1 million in the prior year.  Revenue increased due to the 7.7% increase in average revenue per student driven by tuition increases and the greater efficiency through the hybrid delivery model as previously described in the overall Company results.

Adjusted EBITDA was $1.3 million compared to $2.0 million in the prior year with the reduction in earnings mainly due to higher instructional expenses.

Corporate and Other
This category includes unallocated expenses incurred on behalf of the entire Company.  Corporate and other expenses remained essentially flat at $8.1 million compared to $7.9 million in the prior year.

NINE MONTHS FINANCIAL RESULTS
(Nine-month period ended September 30, 2022 compared to September 30, 2021)

•	Total revenue increased $9.0 million, or 3.6%, to $256.5 million, compared to $247.5 million.
•	Transportation and Skilled Trades segment revenue increased $6.5 million, or 3.7%, to $184.1 million, compared to $177.6 million.
•	The Healthcare and Other Professions segment revenue increased $2.5 million, or 3.6%, to $72.4 million, compared to $69.9 million.

FULL YEAR 2022 OUTLOOK

The Company is reiterating its 2022 full year guidance as follows:

•	Revenue in the range of $340 million to $350 million.
•	Student start decline / growth in the range of -3% to 3%.
•	Adjusted EBITDA* in the range of $25 million to $30 million.
•	Net income in the range of $10 million to $15 million.
•	Capital expenditures in the range of $8 million to $11 million.

*See Use of “Non-GAAP Financial Information” below

CONFERENCE CALL INFO
Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time to discuss results.  To access the live webcast of the conference call, please go to the investor relations section of Lincoln’s website at http://www.lincolntech.edu. Participants may also register via teleconference at: Q3 2022 Lincoln Educational Services Earnings Conference Call.  Once registration is completed, participants will be provided with a dial-in number containing a personalized PIN to access the call. Participants are requested to register at a minimum 15 minutes before the start of the call.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap. Lincoln offers recent high school graduates and working adult’s degree and diploma programs in five principal areas of study: health sciences, automotive technology, skilled trades, hospitality services and business and information technology. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946 and currently operates 22 campuses in 14 states under 4 brands: Lincoln College of Technology, Lincoln Technical Institute, Lincoln Culinary Institute and Euphoria Institute of Beauty Arts and Sciences. For more information, go to www.lincolntech.edu.

FORWARD-LOOKING STATEMENTS
Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts, including those made in a conference call, may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies and projections involving anticipated revenues, earnings or other aspects of the Company’s operating results. Such forward-looking statements include the Company’s current belief that it is taking appropriate steps regarding the pandemic and that student growth will continue. The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based including, without limitation, impacts related to the COVID-19 pandemic, our inability to close on the sale of our Nashville campus; our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; the COVID-19 pandemic and its impact on our business and the U.S. and global economics; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

(Tables to Follow)
(In Thousands)

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2022	2021	2022	2021

REVENUE	$91,813	$89,059	$256,510	$247,520
COSTS AND EXPENSES:
Educational services and facilities	39,933	38,105	112,234	104,143
Selling, general and administrative	46,984	45,209	139,503	128,159
Loss (gain) on disposition of assets	16	-	(178)	1
Total costs & expenses	86,933	83,314	251,559	232,303
OPERATING INCOME	4,880	5,745	4,951	15,217
OTHER:
Interest expense	(36)	(292)	(114)	(874)
INCOME BEFORE INCOME TAXES	4,844	5,453	4,837	14,343
PROVISION FOR INCOME TAXES	1,300	1,614	761	3,589
NET INCOME	$3,544	$3,839	$4,076	$10,754
PREFERRED STOCK DIVIDENDS	304	304	912	912
INCOME AVAILABLE TO COMMON SHAREHOLDERS	$3,240	$3,535	$3,164	$9,842
Basic and diluted
Net income per common share	$0.10	$0.11	$0.10	$0.30
Weighted average number of common shares outstanding:
Basic and diluted	25,381	25,135	25,692	25,043

Adjusted EBITDA (1)	$7,358	$8,430	$12,475	$19,930
Depreciation and amortization	$1,561	$1,928	$4,617	$5,620
Number of campuses	22	22	22	22
Average enrollment	12,824	13,178	12,781	12,666
Stock-based compensation	$637	$757	$2,367	$2,093
Net cash provided by operating activities	$10,604	$16,683	$612	$17,750
Net cash used in investing activities	$(3,471)	$(1,736)	$(4,663)	$(5,252)
Net cash used in financing activities	$(4,499)	$(804)	$(9,637)	$(3,374)

Selected Consolidated Balance Sheet Data:	September 30, 2022 (Unaudited)

Cash and cash equivalents	$69,619
Current assets	111,049
Working capital	51,166
Total assets	291,276
Current liabilities	59,883
Series A convertible preferred stock	11,982
Total stockholders' equity	126,162

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA and Adjusted EBITDA are measures not recognized in financial statements presented in accordance with GAAP.

•	We define EBITDA as income (loss) before interest expense (net of interest income), provision (benefit) for income taxes, depreciation and amortization.
•	We define Adjusted EBITDA as EBITDA plus stock compensation expense and adjustments for items not considered part of the Company’s normal recurring operations.

EBITDA and Adjusted EBITDA are presented because we believe they are useful indicators of our performance and our ability to make strategic acquisitions and meet capital expenditures and debt service requirements. However, they are not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as indicators of operating performance or cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net income (loss) to EBITDA and Adjusted EBITDA:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2022	2021	2022	2021

Net income	$3,544	$3,839	$4,076	$10,754
Interest expense, net	36	292	114	874
Provision for income taxes	1,300	1,614	761	3,589
Depreciation and amortization	1,561	1,928	4,617	5,620
EBITDA	6,441	7,673	9,568	20,837
Stock compensation expense	637	757	2,367	2,093
Severance	140	-	400	-
Atlanta	140	-	140	-
Bad Debt - CARES Impact	-	-	-	(3,000)
Adjusted EBITDA	$7,358	$8,430	$12,475	$19,930

	Three Months Ended September 30, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions		Corporate
	2022	2021	2022	2021	2022	2021

Net income (loss)	$11,768	$11,842	$1,180	$1,833	$(9,404)	$(9,836)
Interest expense, net	-	-	-	-	36	292
Provision for income taxes	-	-	-	-	1,300	1,614
Depreciation and amortization	1,256	1,658	152	140	153	130
EBITDA	13,024	13,500	1,332	1,973	(7,915)	(7,800)
Stock compensation expense	-	-	-	-	637	757
Severance	-	-	-	-	140	-
Atlanta	-	-	-	-	140	-
Adjusted EBITDA	$13,024	$13,500	$1,332	$1,973	$(6,998)	$(7,043)

	Nine Months Ended September 30, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions		Corporate
	2022	2021	2022	2021	2022	2021

Net income (loss)	$26,108	$35,423	$4,095	$7,743	$(26,127)	$(32,412)
Interest expense, net	-	-	-	-	114	874
Provision for income taxes	-	-	-	-	761	3,589
Depreciation and amortization	3,732	4,917	459	357	426	346
EBITDA	29,840	40,340	4,554	8,100	(24,826)	(27,603)
Stock compensation expense	8	-	-	-	2,359	2,093
Severance	-	-	-	-	400	-
Atlanta	-	-	-	-	140	-
Bad Debt - CARES Impact	-	(2,200)	-	(800)	-	-
Adjusted EBITDA	$29,848	$38,140	$4,554	$7,300	$(21,927)	$(25,510)

	Three Months Ended September 30,
	2022	2021	% Change
Revenue:
Transportation and Skilled Trades	$67,329	$64,950	3.7%
Healthcare and Other Professions	24,484	24,109	1.6%
Total	$91,813	$89,059	3.1%

Operating Income (loss):
Transportation and Skilled Trades	$11,768	$11,842	-0.6%
Healthcare and Other Professions	1,180	1,833	-35.6%
Corporate	(8,068)	(7,930)	-1.7%
Total	$4,880	$5,745	-15.1%

Starts:
Transportation and Skilled Trades	3,585	3,976	-9.8%
Healthcare and Other Professions	1,344	1,454	-7.6%
Total	4,929	5,430	-9.2%

Average Population:
Transportation and Skilled Trades	8,748	8,863	-1.3%
Leave of Absence - COVID-19	-	(9)	100.0%
Transportation and Skilled Trades [1]	8,748	8,854	-1.2%

Healthcare and Other Professions	4,076	4,326	-5.8%
Leave of Absence - COVID-19	-	(2)	100.0%
Healthcare and Other Professions [1]	4,076	4,324	-5.7%

Total	12,824	13,189	-2.8%
Total [1]	12,824	13,178	-2.7%

End of Period Population:
Transportation and Skilled Trades	9,298	9,473	-1.8%
Healthcare and Other Professions	4,288	4,533	-5.4%
Total	13,586	14,006	-3.0%

[1]	Excluding Leave of Absence - COVID-19

	Nine Months Ended September 30,
	2022	2021	% Change
Revenue:
Transportation and Skilled Trades	$184,087	$177,586	3.7%
Healthcare and Other Professions	72,423	69,934	3.6%
Total	$256,510	$247,520	3.6%

Operating Income (loss):
Transportation and Skilled Trades	$26,108	$35,423	-26.3%
Healthcare and Other Professions	4,095	7,743	-47.1%
Corporate	(25,252)	(27,949)	9.6%
Total	$4,951	$15,217	-67.5%

Starts:
Transportation and Skilled Trades	8,346	8,824	-5.4%
Healthcare and Other Professions	3,788	3,857	-1.8%
Total	12,134	12,681	-4.3%

Average Population:
Transportation and Skilled Trades	8,527	8,312	2.6%
Leave of Absence - COVID-19	-	(16)	100.0%
Transportation and Skilled Trades [1]	8,527	8,296	2.8%

Healthcare and Other Professions	4,254	4,414	-3.6%
Leave of Absence - COVID-19	-	(44)	100.0%
Healthcare and Other Professions [1]	4,254	4,370	-2.7%

Total	12,781	12,726	0.4%
Total [1]	12,781	12,666	0.9%

End of Period Population:
Transportation and Skilled Trades	9,298	9,473	-1.8%
Healthcare and Other Professions	4,288	4,533	-5.4%
Total	13,586	14,006	-3.0%

[1]	Excluding Leave of Absence - COVID-19

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP LLC
Investor Relations: Michael Polyviou, mpolyviou@evcgroup.com, 732-933-2755
Media Relations: Tom Gibson, 201-476-0322